SCHEDULE 14A INFORMATION
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                     of the Securities Exchange Act of 1934.

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                        Provident Bankshares Corporation

                (Name of Registrant as Specified In Its Charter)

                             Mid-Atlantic Investors

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

MID-ATLANTIC INVESTORS
A.S.C. General Partnership
P.O. Box 7574                                                  Tel. 803-749-7888
Columbia, South Carolina 29202                                 FAX  803-749-7090

--------------------------------------------------------------------------------

            ATTENTION PROVIDENT BANKSHARES INSTITUTIONAL SHAREHOLDERS

March 31, 2000

Dear Fellow Shareholder:

Mid-Atlantic Investors has submitted a "Sell the Bank" shareholder proposal for vote at the April 19 annual meeting of Provident Bankshares Corporation shareholders. Mid-Atlantic is writing to ask that your institution support this proposal by voting FOR the proposal.

Since 1991, Mid-Atlantic Investors has been a catalyst for change in several under-performing financial institutions such as Provident Bankshares. In each case, except one, the institutions in which Mid-Atlantic sought change, shareholders have benefited. The one exception is a $674 million institution located in Norfolk, Virginia, whose shareholders voted with management three years ago not to sell the company. Today, that company's stock price is around $10.25 per share. At the time of that company's annual meeting of shareholders in 1997, the stock was approximately $14.25 per share.

We have made our proposal because we firmly believe that shareholders will fare significantly better if there is a merger than if Provident continues its go it alone approach. One need only look at Provident's stock performance and Provident's operating performance as measured against the results of other institutions (see enclosed chart) to see why. We believe a brighter future is possible through a merger with a better performing company.

A CLOSER LOOK AT THE NUMBERS

Provident's management points to a group of double digit growth numbers to justify Provident's continued independence and to confirm their strategic plan to increase shareholder value. Although their numbers are superficially attractive, we believe that they mask a fundamental lack of growth in those areas which will most contribute to shareholder value.

               From December 31, 1998 to December 31, 1999 total deposits increased by 11.4% but core deposits increased by less than 1%. Further, it appears that nearly three-fourths of the overall growth was from brokered deposits.

               Natural loan growth, that is growth excluding acquired loans, was only 2.5% from 1998 to 1999 and actually declined 3.0% from 1997 to 1999. Most of the loan growth touted by management comes from acquired loans.



                                     (Over)

Mid-Atlantic believes that the lack of substantial natural loan growth and core deposit growth coupled with a high dependence on brokered deposits and acquired loans demonstrates a failure to grow solid relationships that are the backbone of the creation of shareholder value.

In the meanwhile, Provident continues to operate with an unreasonably high efficiency ratio (low is better). In an era when well-managed banks routinely have efficiency ratios between 50% and 55%, the best Provident can do is 63.4%. Provident's return on assets is routinely below 1% when many well-managed banks post returns on assets of 1.5% or more. These statistics do not portend a future of growth that will allow Provident to match the performance of well-managed banks in the next several years much less exceed the other banks' performance.

We believe the best action that management of Provident can take for its shareholders is to look for a well-managed bank as a merger partner. We believe the best action a fiduciary shareholder can take for its beneficiaries is to VOTE FOR OUR PROPOSAL to encourage management to find a merger partner.

Naturally, if this shareholder proposal is adopted, Mid-Atlantic doesn't expect Provident to rush out and take the first offer. We would expect Provident to secure the services of one of the better respected investment banking firms to conduct an orderly auction of the company to maximize shareholder value. Our detailed review of Provident Bankshares and the banking industry indicates that the best way to create shareholder value and continue to grow the business is an acquisition by, or a merger with, a third party.

If you need assistance in voting your shares,  please call our proxy  solicitor,
D. F. King & Co., Inc., at (212) 493-6921.

Thank you for your consideration of this proposal.

                                         Sincerely,



                                         Jerry Shearer
                                         Managing Partner

Enclosure:  Performance Chart and Commentary

                        PROVIDENT BANKSHARES CORPORATION
                              COMPARATIVE ANALYSIS
                            By Mid-Atlantic Investors

         The attached chart compares key operating results produced by Provident with those of eight other financial institutions competing in the Baltimore area or Maryland. Five of the others (SunTrust, Wachovia, BB&T, BankAmerica and First Union) are widely regarded as high performance institutions and are substantially larger than Provident. Mercantile Bankshares is Provident's major in-town competitor. Fulton Financial and Susquehanna Bankshares are included because they have been used in the past as being somewhat comparable to Provident.

KEY OPERATING RATIOS:

         Return on Average Assets is a ratio often used to analyze how well an institution uses the assets at its disposal to earn income for its shareholders. In our field of nine institutions Provident is dead last in this category.

         Return on Average Equity is a ratio often used to analyze how well an institution earns income using the shareholder's supposed investment in the institution. Provident is next to last in this category and is 25% less than the average of the three leaders. Provident managed to not be dead last in this category by being substantially more leveraged than the worst performer in this category (average equity to average assets ratio of 5.83% vs. 9.66%).

         Net Interest Margin is a measure of the value to the institution of its interest earning assets which are supported by interest bearing liabilities. It represents the source of the major portion of income for most financial institutions. Again Provident is dead last in this category. Together with the return on average assets ratio, this number indicates that deposit growth is not as valuable to Provident as it is to the other institutions surveyed.

         Efficiency Ratio is a measure of the cost of generating a dollar of revenue and represents money which is not available to shareholders as profit. Once more, Provident's performance ranks it dead last in this category.

         Average Equity to Average Assets Ratio is a measure of how well capitalized an institution is. Institutions with lower ratios are more highly leveraged which can mean more risky. Provident is the least well capitalized institution in the group. Although high leverage sometimes can create high returns on equity, that has not been true in Provident's case when compared to other institutions in our field.

PERCENTAGE GROWTH:

         Growth rates compare the rate of change from one year to the next. While they do show how much something improves (or deteriorates), the true value of such a change is dependent on the value of the starting point.

         Net Income Growth rates for our field of nine institutions show Provident in the middle of the field but at only 47% of the average growth rate of the three leaders.

         Net Diluted EPS Growth rates also show Provident in the middle of the field but 53% behind the average growth rate of the three leaders.

STOCK PERFORMANCE:

         Although the other data may be used as indicators of how well a company compares to its competitors, from a shareholder's perspective the only performance category this is truly important is the stock price. Our chart shows the value at December 31, 1999 of a $100 investment in the subject institution's stock made at December 31, 1997, using data from the stock performance graph in each institution's proxy statement filed with the SEC (at the time the chart was prepared Susquehanna and Bank America proxy statements were not available). Once again, Provident's performance ranks it dead last in our group.

PROVIDENT  BANKSHARES  CORPORATION
PERFORMANCE  COMPARISON WITH OTHER FINANCIAL INSTITUTIONS
(Source: Derived from Company Form 10Ks and Proxy
Statements filed with SEC)

                                 Provident   SunTrust   Wachovia      BB&T     Mercantile   Fulton  Susquehanna                First
                                 Bankshares Banks,Inc. Corporation Corporation Bankshares Financial Bankshares  BankAmerica    Union
                                 ---------- ---------- ----------- ----------- ---------- --------- ----------- -----------    -----
  1999 KEY OPERATING RATIOS:

Return on Average Assets ......    0.90%       1.48%       1.55%      1.46%      2.07%       1.65%     1.04%       1.34%       1.51%

Return on Average Equity ......   15.46%      20.83%      18.62%     19.16%     16.23%      15.79%    10.73%      17.70%      21.60%

Net Interest Margin ...........    3.13%       3.88%       3.98%      4.27%      5.17%       4.56%     4.27%       3.47%       3.79%

Efficiency Ratio ..............   63.40%      60.63%      54.70%     52.70%     46.55%      52.70%    62.26%      55.30%      58.32%

Average Equity/Average Assets .    5.83%       8.00%       8.30%      7.63%     12.74%      10.50%     9.66%       8.02%       6.92%

PERCENTAGE GROWTH YEAR/YEAR:

Net Income ....................   13.12%      36.62%      15.68%     12.82%      7.21%       9.85%    -3.91%      26.96%      20.58%

Diluted EPS ...................   13.61%      35.86%      17.22%     12.27%     10.29%      10.24%    -3.31%      28.57%      22.03%

STOCK PERFORMANCE:
(Value at December 31, 1999
 of $100 invested at
 December 31, 1997) ........... $ 62.46     $ 99.85     $ 88.89    $ 89.09    $ 86.09     $ 80.47       N/A         N/A      $89.95

NOTE:  RESULTS THAT EXCEED PROVIDENT'S APPEAR IN BOLD TYPE